Exhibit 99.1

FOR IMMEDIATE RELEASE
June 18, 2015

Media Contact: Laura ZuHone                Investor Contact: Lee Ann Perry
VP, Director of Marketing                     VP, Shareholder Services
217-258-0675                                     217-258-0493
lzuhone@firstmid.com                     lperry@firstmid.com

First Mid-Illinois Bancshares, Inc. announces Pricing of Private Offering

Mattoon, Illinois based First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (“First Mid” or the "Company") announced today that it has entered into definitive agreements with institutional investors and certain other investors, including certain directors of First Mid, to sell, in a private offering, 1,392,859 shares of common stock, par value $4.00 per share, of First Mid for anticipated gross proceeds of approximately $29,250,039, or $21.00 per share. The Company expects the private offering to close on June 19, 2015, subject to certain closing conditions. The Company intends to use the proceeds to provide additional capital to support First Mid’s previously announced pending purchase of 12 branch locations from Old National Bancorp and for general corporate purposes.

The common stock offered by First Mid in the private placement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A., Mid-Illinois Data Services, Inc., and First Mid Insurance Group.

Forward Looking Statements This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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1421 Charleston Avenue Mattoon, Illinois 61938
(P) 217-258-0409 (F) 217-258-0485 (W) www.firstmid.com